Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Arbor Realty Trust, Inc. 2003 Omnibus Stock Incentive Plan of Arbor Realty Trust, Inc. of our reports dated March 4, 2011, with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Arbor Realty Trust, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s /Ernst & Young LLP

New York, New York
July 18, 2011